EXHIBIT 10.30

FIFTEENTH AMENDMENT TO

FINANCING AGREEMENT

THIS FIFTEENTH AMENDMENT TO FINANCING AGREEMENT (this “Amendment”), dated this 2nd day of June, 2022, and becoming effective as described in Section 3.2 hereof, is made by and among:

CROWN CRAFTS, INC., a Delaware corporation (“CCI”);

SASSY BABY, INC. (f/k/a Hamco, Inc.), a Louisiana corporation (“Sassy”);

CAROUSEL DESIGNS, LLC (f/k/a Carousel Acquisition, LLC), a Delaware limited liability company (“Carousel”);

NOJO BABY & KIDS, INC. (f/k/a Crown Crafts Infant Products, Inc.), a Delaware corporation (together with CCI, Sassy and Carousel, the “Companies” and each a “Company”); and

THE CIT GROUP/COMMERCIAL SERVICES, INC., a New York corporation (“CIT”),

to the Financing Agreement, dated July 11, 2006 (as amended, modified, restated or supplemented from time to time, the “Financing Agreement”), among CIT and the Companies. All capitalized terms used herein without definition shall have the meanings ascribed to such terms in the Financing Agreement.

RECITALS

A.         Pursuant to the Financing Agreement, CIT has agreed to make loans and extend credit to the Companies in the amounts, upon the terms and subject to the conditions contained therein.

B.         CIT and the Companies have agreed to make certain changes to the Financing Agreement pursuant to the terms and conditions of this Amendment.

STATEMENT OF AGREEMENT

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby expressly acknowledged, the Companies and CIT hereby agree as follows:

ARTICLE I

AMENDMENTS TO FINANCING AGREEMENT

The Financing Agreement is hereby amended as follows:

(a)    In Section 1.1, the defined term “Applicable Margin” is hereby deleted in its entirety and the following is inserted in lieu thereof:

“Applicable Margin” shall mean -0.5% for Chase Bank Rate Loans and 1.60% for SOFR Loans.”

And

(b)    In Section 1.1, the defined term “LIBOR” is hereby deleted in its entirety and the following is inserted in lieu thereof and reordered in the appropriate alphabetical order:

Term SOFR shall mean with respect to each month the greater of: (a) the forward-looking term rate for a one (1) month period based on the secured overnight financing rate as administered by the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate) that is published by the Bloomberg Data License service or a comparable service acceptable to CIT on the last business day prior to the commencement of such month and (b) zero percent (0.0%) (the “Floor”). If Term SOFR is not available on the last business day of a month for any reason except as described in section 8.9(c)(1) below, then Term SOFR shall be the relevant rate most recently available prior to such business day so long as such rate was not published more than three (3) business days prior to such business day.

And

(c)    The word and/or term “LIBOR” as expressed in all capital letters throughout the Financing Agreement is here by deleted and replaced with the words and/or term “Term SOFR”, whether such word or term stands alone or is part of phrase or a defined term, and all defined or other terms in a listing shall be reordered in the appropriate alphabetical order, as appropriate.

And

(d)    Section 8.9(c) is hereby deleted and the following is inserted in lieu thereof:

(c)          Replacement Rate.

(1) Notwithstanding anything to the contrary contained in this Agreement, in the event that one of the following occurs with respect to the then-current Benchmark (as defined in section 8.9(c)(4) below): (a) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any available tenor of such Benchmark (or such component thereof), (b) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all available tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any available tenor of such Benchmark (or such component thereof) or (c) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) announcing that all available tenors of such Benchmark (or such component thereof) are no longer, or as of a specified future date will no longer be, representative or do not, or as a specified future date will not, comply with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks, then CIT shall notify the Companies of such occurrence or determination, and thereafter CIT and the Companies shall endeavor to amend this Agreement to replace the then-current Benchmark rate with an alternate Benchmark rate and provide for the Benchmark Replacement Adjustment (as defined in section 8.9(c)(4) below), margin and/or floor, if any, applicable thereto.

(2) In connection with the implementation of an alternate Benchmark rate and the Benchmark Replacement Adjustment, margin and/or floor, if any, applicable thereto, due consideration shall be given to (i) any selection or recommendation of a replacement Benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body (as defined in section 8.9(c)(4) below) or (ii) any evolving or then-prevailing market convention for determining a replacement Benchmark rate of interest or Benchmark Replacement Adjustment for similar U.S. Dollar-denominated credit facilities.

(3) CIT will have the right to make from time to time any technical, administrative or operational changes (including changes to the timing and frequency of determining rates and other administrative matters) that CIT decides may be appropriate to reflect the adoption and implementation of an alternate Benchmark rate and to permit the administration thereof by CIT and the Companies in a manner substantially consistent with market practice (or, if CIT decides that adoption of any portion of such market practice is not administratively feasible or if CIT determines that no market practice for the administration of the alternate Benchmark rate exists, in such other manner of administration CIT decides is reasonably necessary in connection with the administration of this Agreement). Notwithstanding anything to the contrary herein, any amendments implementing the changes referred to herein will become effective without any further action or consent by the Companies. Any determination, decision or election that may be made by CIT pursuant to this section 8.9(c), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in CIT’s sole discretion and without consent from the Companies.

(4) “Benchmark” means, initially, Term SOFR; provided that if one of the events set forth in section 8.9(c)(1) above have occurred with respect to Term SOFR or the then-current Benchmark, then “Benchmark” means the applicable replacement Benchmark to the extent that such replacement Benchmark has replaced such prior Benchmark pursuant to this section and the definition “Term SOFR” shall be replaced with “Benchmark” in all places where the definition “Term SOFR” appears; provided, further, that if thereafter one of the events set forth in section 8.9(c)(1) above have occurred with respect to the then-current Benchmark, then “Benchmark” means the applicable replacement Benchmark to the extent that such replacement Benchmark has replaced such prior Benchmark pursuant to this section. “Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an unadjusted replacement Benchmark, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by CIT and the Companies giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable unadjusted replacement Benchmark by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable unadjusted replacement Benchmark for similar U.S. Dollar-denominated credit facilities. “Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.

And

(e)     The following is hereby added a new Section 8.9(f):

(f) Maximum Interest. In no event will interest charged hereunder exceed the highest lawful rate. In the event, however, that CIT does receive interest in excess of the highest lawful rate, the Companies agree that the Companies’ sole remedy would be to seek repayment of such excess, and the Companies irrevocably waive any and all other rights and remedies which may be available to the Companies under law or in equity.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

The Companies hereby represent and warrant to CIT that:

2.1         Compliance With the Financing Agreement. As of the execution of this Amendment, each Company is in compliance with all of the terms and provisions set forth in the Financing Agreement and the other Loan Documents to be observed or performed by such Company.

2.2         Representations in Financing Agreement. The representations and warranties of each Company set forth in the Financing Agreement and the other Loan Documents are true and correct in all material respects except to the extent that such representations and warranties relate solely to or are specifically expressed as of a particular date or period which is past or expired as of the date hereof.

2.3         No Event of Default. No Default or Event of Default exists.

ARTICLE III

CONDITIONS PRECEDENT

3.1         Loan Documents. The Financing Agreement and the other Loan Documents are amended to provide that any reference therein to the Financing Agreement shall mean, unless otherwise specifically provided, the Financing Agreement as amended hereby, and as further amended, restated, supplemented or modified from time to time.

3.2         Conditions Precedent.

(a)         The amendments to the Financing Agreement contained in this Amendment shall become effective, and shall be deemed effective as the date first written above (the “Effective Time”), provided the following conditions precedent have been satisfied or waived by CIT:

(i)         CIT shall have received the following documents, each to be in form and content satisfactory to CIT and its counsel:

(x)         this Amendment, duly executed by the Companies; and

(y)         such other documents, instruments and agreements as CIT shall reasonably request in connection with the foregoing matters.

(ii)         There shall not have occurred any event, condition or state of facts which would reasonably be expected to have a Material Adverse Effect, as reasonably determined by CIT; and

(iii)         At the Effective Time and on the date hereof, no Default or Event of Default exists.

For the avoidance of doubt, it is understood and agreed that if the conditions precedent described in this Section 3.2 are not satisfied or waived by CIT as of the Effective Time, the amendments to the Financing Agreement contained in this Amendment shall be deemed to be null and void and of no further force and effect whatsoever.

ARTICLE IV

GENERAL

4.1         Full Force and Effect. As expressly amended hereby, the Financing Agreement and the other Loan Documents shall continue in full force and effect in accordance with the provisions thereof. As used in the Financing Agreement and the other Loan Documents, “hereinafter,” “hereto,” “hereof,” or words of similar import, shall, unless the context otherwise requires, mean the Financing Agreement or the other Loan Documents, as the case may be, as amended by this Amendment.

4.2         Applicable Law. This Amendment shall be governed by and construed in accordance with the internal laws and judicial decisions of the State of New York.

4.3         Counterparts. This Amendment may be executed in one or more counterparts, each of which shall constitute an original, but all of which when taken together shall constitute but one and the same instrument. Delivery of an executed counterpart of this Agreement by telefacsimile or by electronic transmission in “pdf” or other imaging format or other means of electronic authentication shall be equally as effective as delivery of an original executed counterpart of this Agreement.

4.4         Further Assurances. The Companies shall execute and deliver to CIT such documents, certificates and opinions as CIT may reasonably request to effect the amendments contemplated by this Amendment.

4.5         Headings. The headings of this Amendment are for the purpose of reference only and shall not affect the construction of this Amendment.

4.6         Expenses. The Companies shall reimburse CIT for CIT’s legal fees and expenses (whether in-house or outside) incurred in connection with the preparation, negotiation, execution and delivery of this Amendment and all other agreements and documents contemplated hereby.

4.7         Waiver of Jury Trial.         TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH COMPANY AND CIT WAIVE THE RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, PROCEEDING OR COUNTERCLAIM OF ANY KIND ARISING OUT OF OR RELATED TO THIS AMENDMENT, THE FINANCING AGREEMENT OR THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS RELATED HERETO OR THERETO.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered by their duly authorized officers on the day and year first above written.

COMPANIES:

CROWN CRAFTS, INC.

SASSY BABY, INC.

CAROUSEL DESIGNS, LLC

NOJO BABY & KIDS, INC.

By:         /s/ Craig J. Demarest

Craig J. Demarest

CFO

CIT:

THE CIT GROUP/COMMERCIAL SERVICES, INC.

By:         /s/ Vernon Wells

Vernon Wells

Vice President